                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     FORM N-8A

                            NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF THE
                           INVESTMENT COMPANY ACT OF 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                           --------------------------------

Name:     CDC MPT+ FUNDS

Address of Principal Business Office (No. & Street, City,
  State, Zip Code):

                            9 West 57th Street, 35th Floor
                               New York, New York 10019

   Telephone Number (including area code):  (212) 891-0667

              Name and address of agent for service of process:

                                 Bluford H. Putnam
                       President and Chief Investment Officer
                           9 West 57th Street, 35th Floor
                              New York, New York 10019

                                     Copies to:

                              Daniel Schloendorn, Esq.
                              Willkie Farr & Gallagher
                                 787 Seventh Avenue
                           New York, New York 10019-6099

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes  /X/  No  / /

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                                      SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 27th day of October, 1998.



                              CDC MPT+ FUNDS


                              By: /s/Bluford H. Putnam
                                  --------------------
                                  Bluford H. Putnam
                                  President and Chief Investment
                                  Officer



ATTEST:

By: /s/Rachel Manney
    ----------------